Exhibit 4.6

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

The following description of the capital stock of PAR Technology Corporation (the “Company,” "we," "our," and "us") and certain provisions of its certificate of incorporation, as amended (the “Certificate of Incorporation”) and bylaws, as amended (the “Bylaws”), and certain provisions of Delaware law is only a summary and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws.

PAR Technology Corporation’s common stock, par value $0.02 per share ("Common Stock"), is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is listed on the New York Stock Exchange under the symbol “PAR”.

Capital Stock

The Company's authorized capital stock consists of 59,000,000 shares of stock, consisting of 58,000,000 shares of Common Stock and 1,000,000 shares of undesignated preferred stock, par value $0.02 per share ("Preferred Stock").

Common Stock

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. Our directors are elected by a plurality, which means that at any meeting of the Company’s shareholders for the election of directors at which a quorum is present, nominees receiving a plurality of votes cast will be elected directors. Subject to the rights, if any, of the holders of any then outstanding Preferred Stock, holders of Common Stock are entitled to receive dividends out of any of the Company's funds legally available when, as and if declared by the Company’s board of directors (“Board”). Further, subject to the rights and preferences of the Preferred Stock, holders of Common Stock share ratably in all assets of the Company in the event of the liquidation, dissolution or winding up of the Company. Holders of Common Stock have no preemptive, conversion, subscription or other rights, and the terms of the Common Stock contain no redemption or sinking fund provisions. The rights, preferences, and privileges of the holders of Common Stock are subject to and may be adversely affected by the rights of holders of shares of any series of Preferred Stock that we may designate in the future.

Preferred Stock

Pursuant to the Certificate of Incorporation, the Board has the authority, without further action by shareholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the number, rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the Common Stock.

The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action, or make the removal of management more difficult.
Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock.

Except as otherwise provided by Delaware Law or by any resolution adopted by the Board fixing the rights, preferences and privileges, the qualifications or restrictions of the Preferred Stock, the entire voting power of the shares of our capital stock for the election of directors and for all other purposes, as well as all other rights pertaining to shares of our capital stock vest exclusively in the Common Stock.

Anti-Takeover Effects of Delaware Law, the Certificate of Incorporation and the Bylaws

Certain provisions of Delaware law and the Certificate of Incorporation and Bylaws could make the acquisition of the Company more difficult. These provisions of the General Corporation Law of the State of Delaware (the “DGCL”) could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with the Board.

Shareholder meetings. Under the Certificate of Incorporation, the Board, or the chair of the Board or the president pursuant to a resolution approved by a majority of the then authorized number of directors of the Company may call special meetings of shareholders.

Requirements for advance notification of shareholder nominations and proposals. The Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors.

Action by written consent. Pursuant to the Certificate of Incorporation, any action required or permitted to be taken by the shareholders of the Company must be effected at an annual or special meeting of shareholders of the Company, and no action required to be taken or that may be taken at any annual or special meeting of shareholders of the Company may be taken without a meeting except by the unanimous written consent of all shareholders entitled to vote on such action.

Election and removal of directors. Nominations for the election of directors may be made by the Board or a committee appointed by the Board, or by any shareholder entitled to vote generally in the election of directors who complies with the procedures set forth in the Bylaws. All directors (other than those who may be elected by the holders of any then outstanding preferred stock, voting as a separate class) shall be elected for a one-year term expiring at the next annual meeting of shareholders. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. The Board has the exclusive right to increase or decrease the size of the Board, provided such number will not be less than a minimum of three (3) and more than a maximum of 15 directors. Vacancies and newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, or by a sole remaining director, and the directors so chosen shall hold office, subject to the limitations set forth in the Bylaws, until the next annual meeting and until their respective successors are elected and qualified. Subject to the rights of the holders of any then outstanding Preferred Stock any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class. This system of electing directors may discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes replacing a majority of directors more difficult for shareholders.

Undesignated Preferred Stock. The authorization of undesignated Preferred Stock makes it possible for the Board, without shareholder approval, to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

Amendment of provisions in the Certificate of Incorporation. The affirmative vote of the holders of at least 66 2∕3% of all of the shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to amend the provisions of the Certificate of Incorporation relating to calling special meetings of shareholders, shareholder actions by written consent, the number and election of directors, and director liability.

Amendment of provisions in the Bylaws. The affirmative vote of 66 2∕3% of the shareholders entitled to vote generally for the election of directors, voting together as a single class, is required to amend the provisions of the Bylaws relating to calling special meetings of shareholders, the advance notice procedures, the number, nomination, election, term, and removal of directors.

Forum Selection Provisions in the Bylaws. The Bylaws provide that unless we select or consent in writing to the selection of an alternative forum, all complaints asserting any internal corporate claims, which are claims (including claims brought on the Company’s behalf): (i) that are based upon a violation of a duty (including any fiduciary duty) owed by a current or former director, officer, employee, or shareholder in such capacity; or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery, shall, to the fullest extent permitted by law and subject to applicable jurisdictional requirements, be made in the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, subject matter jurisdiction, another state court or a federal court located within the State of Delaware).

Further, unless we select or consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. The choice-of-forum provision in the Bylaws does not apply to suits brought to enforce any liability or duty created by the Exchange Act and shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in Common Stock shall be deemed to have notice of and to have consented to the forum selection provisions described in the Bylaws.